Exhibit 4.02

INVESTMENT NUMBER 35490

Policy Agreement

between

NETSHOES (CAYMAN) LIMITED

and

INTERNATIONAL FINANCE CORPORATION

Dated March 20, 2015

This draft document is not a contract or an offer to enter into a contract. Only the document as executed by IFC and the other parties hereto will contain the terms that bind them. Until the document is executed by IFC and the other parties hereto, neither IFC nor the other parties hereto intend to be bound.

TABLE OF CONTENTS

Article/ Section	Item	Page No.

Annexes and Schedules

POLICY AGREEMENT

This POLICY AGREEMENT (this “Agreement”), dated March 20, 2015, between:

(1)	NETSHOES (CAYMAN) LIMITED, an exempted company organized and existing under the laws of the Cayman Islands (the “Company”); and

(2)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries (“IFC”).

RECITALS

(A)	Pursuant to the Ordinary Share Subscription Agreement dated March 16, 2015 (the “Subscription Agreement”) between IFC, certain other investors and the Company, IFC has agreed to subscribe for 148,301 fully paid and non-assessable ordinary shares in the Company on the terms and conditions of the Subscription Agreement;

(B)	IFC has certain operational policy requirements for its transactions, and IFC requires adherence by the Company to these specific requirements and provisions as provided for in this Agreement as a condition of the IFC Subscription; and

(C)	Accordingly, as a condition of IFC’s obligations of subscription under the Subscription Agreement, the Company and IFC have agreed to enter into this Agreement.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01    Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Accounting Standards” means the International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Boards (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis; provided, however, that, with respect to any Subsidiary located in Mexico, “Accounting Standards” shall mean Mexican Financial Reporting Standards and with respect to any Subsidiary located in Argentina, “Accounting Standards” shall mean Argentine Generally Accepted Accounting Principles.

“Action Plan” means the plan or plans developed by the Company, a copy of which is attached as Schedule 2 (Action Plan), setting out the specific social and environmental measures to be undertaken by the Company, to enable the Company’s Operations to be undertaken in compliance with the Performance Standards;

“Affiliate” has the meaning given to it in Schedule B of the Subscription Agreement;

“Applicable Law” means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the applicable Country, including without limitation, all Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

“Auditors” means the independent, external auditors of the Company;

“Authority” means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of the central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period, and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any individual who is duly authorized by the Company to act on its behalf and whose name and a specimen of whose signature appear on the Certificate of Incumbency and Authority most recently delivered by the Company to IFC;

“Board of Directors” or “Board” means the board of directors of the Company nominated and elected from time to time in accordance with the Charter and Shareholders’ Agreement;

“Business Day” means a day when banks are open for business in New York, New York;

“CAO” means the Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“CAO’s Role” means the role of the CAO which is:

(a)	to respond to complaints by Persons who have been or are likely to be negatively affected by the social or environmental impacts of IFC projects; and

(b)	to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems;

“Certificate of Incumbency and Authority” means a certificate provided to IFC by the Company substantially in the form set forth in Schedule 1 (Form of Certificate of Incumbency and Authority);

“Charter” means the Memorandum and Articles of Association of the Company or, as applicable, the equivalent constitutive or organizational documents of any Subsidiary, in each case, as the same may be amended from time to time;

“Closing Date” has the meaning given to it in Section 1.1(c)(ii) of the Subscription Agreement;

“Coercive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Collusive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Company Operations” has the meaning given to it in Schedule B of the Subscription Agreement;

“Control” has the meaning given to it in Schedule B of the Subscription Agreement;

“Corrupt Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Country” means, with respect to the Company, the Cayman Islands, and with respect to any Subsidiary, the country in which it is organized and, if different, the country in which such Subsidiary has substantial operations;

“Debarred Person” has the meaning set forth in Section 3.05 (Restricted Transfers);

“Director” means an individual who is a member of the Board of the Company nominated and elected from time to time in accordance with the Charter and Shareholders’ Agreement;

“Dollars” or “$” means the lawful currency of the United States of America;

“Equity Securities” of a company means (i) common shares, (ii) preferred shares, (iii) bonds, loans, warrants, rights, options or other similar instruments or securities, in each case which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase common shares of such company or (iv) any instrument or certificate representing a beneficial ownership interest in the common shares of such company, including global depositary receipts and American depository receipts and any other security issued by the company, even if not convertible into common shares, that derives its value and/or return based on the financial performance of the company or its shares.

“Exclusion List” means the list of prohibited activities set forth in Annex B (Exclusion List);

“Financial Year” means the accounting year of the Company commencing each year on January 1st and ending on the following December 31st, or such other period as the Company from time to time designates as its accounting year in accordance with its Charter;

“Fraudulent Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“General Meeting” means a general meeting of the Company’s shareholders in accordance with the Charter;

“IFC Observer” has the meaning set forth in Section 2.01 (IFC Observer);

“IFC Shares” means the Equity Securities of the Company subscribed for by IFC pursuant to the Subscription Agreement and/or otherwise held by IFC from time to time;

“IFC Subscription” means any subscription for Equity Securities of the Company by IFC as provided for in the Subscription Agreement;

“Intellectual Property” has the meaning given to it in Section 2.9(a) of the Subscription Agreement;

“Liquidity Event” has the meaning given to it in the Shareholders’ Agreement;

“Listing” means the admission of Shares of the Company to listing on any securities exchange and/or to trading on any public trading market;

“Material Adverse Effect” has the meaning given to it in Schedule B of the Subscription Agreement;

“Obstructive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, copies of which have been delivered to and receipt of which has been acknowledged by the Company pursuant to the letter dated November 19, 2014.

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Related Party” means any Person: (a) that holds a material interest in the Company or any Subsidiary; (b) in which the Company or any Subsidiary holds a material interest; (c) that is otherwise an Affiliate of the Company; (d) who serves (or has within the past twelve (12) months served) as a director or officer of the Company; or (e) who is a member of the family of any individual included in any of the foregoing. For the purpose of this definition, “material interest” shall mean a direct or indirect ownership of shares representing at least five percent (5%) of the outstanding voting power or equity of the Company or any Subsidiary;

“Repurchase Notice” means a notice provided by IFC to the Company pursuant to Section 4.01(a) informing the Company of IFC’s exercise of the Repurchase Option;

“Repurchase Option” has the meaning set forth in Section 4.01(a) (Policy Repurchase Option).

“Repurchase Price” means in relation to any given exercise of the Repurchase Option, the amount obtained by multiplying the Subscription Price by the number of Repurchase Shares specified in the relevant Repurchase Notice and adjusting such amount by the rate of inflation as measured by the US CPI for the period of time, measured to the closest month, from the date of the IFC Subscription to the date the Repurchase Notice was delivered;

“Repurchase Shares” means the IFC Shares to be redeemed by IFC as specified in the Repurchase Notice, which shall be 100% of the IFC Shares as of the date of such Repurchase Notice.

“Repurchase Trigger Event” means (a) the failure of the Company to perform its obligations under or in respect of Section 2.01 (IFC Observer), Section 3.01 (General Reporting Covenants), Section 3.02 (IFC Policy Reporting Covenants), Section 3.03 (IFC Policy Covenants), Section 3.04(a) (Other Affirmative Covenants), or Section 3.05 (Restricted Transfers) of this Agreement, and such failure is incapable of remedy (in the reasonable opinion of IFC) or, where such failure is capable of remedy (in the reasonable opinion of IFC), it has not been remedied within sixty (60) days following notice of such failure from IFC; or (b) the failure of a representation made by the Company in Section 2.14 (Environmental and Safety Laws), Section 2.37 (Sanctionable Practices), Section 2.38 (UN Security Council Resolutions) or Section 2.39 (Criminal Offenses) of the Subscription Agreement to be true and correct on and as of the Closing Date;

“S&E Performance Report” means the S&E Performance Report attached hereto as Schedule 3 (S&E Performance Report), setting out the specific social, environmental and developmental impact information to be provided by the Company in respect of the Company Operations;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Shareholders’ Agreement” means the Fourth Amended and Restated Shareholders’ Agreement, dated March 20, 2015, between the Company and the Holders (as defined therein);

“Shares” means the issued and outstanding shares, or equivalent equity interests, of a company;

“Shell Bank” means a bank incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated bank or a regulated financial group;

“Subscription Agreement” has the meaning set forth in the Recitals;

“Subscription Price” has the meaning given to it in Section 1.1(b) of the Subscription Agreement;

“Subsidiary” means with respect to the Company, an Affiliate over fifty per cent (50%) of whose Shares is owned, directly or indirectly, by the Company; and

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Subscription Agreement; and

(c)	the Shareholders’ Agreement.

Section 1.02    Interpretation. In this Agreement, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)	a reference to a document in the “agreed form” is a reference to a document approved and for the purposes of identification initialed by or on behalf of the parties thereto;

(e)	a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(f)	general words in this Agreement shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

(g)	a reference to a party to any document includes that party’s successors and permitted assigns; and

(h)	unless stated otherwise herein, a reference to “shares of the Company” means shares of the Company of any class.

Section 1.03    Third Party Rights. A Person who is not a party to this Agreement has no right to enforce or enjoy the benefit of any term of this Agreement.

ARTICLE II

IFC OBSERVER

Section 2.01    IFC Observer. (a) For as long as IFC holds at least thirty-three percent (33%) of the number of IFC Shares subscribed by IFC pursuant to the Subscription Agreement (as such corresponding number shall be adjusted for any applicable share splits, share dividends, combinations, subdivisions, recapitalizations and the like), IFC shall have the right to nominate one observer (the “IFC Observer”) to attend, in a nonvoting observer capacity, all meetings of the Board and any committees thereof and, in this respect, the IFC Observer shall have access to all information granted to the Board of Directors in their capacity as Directors of the Company (including notices, consents, minutes, financial statements, agendas, and other materials, in each case to be received at the same time and in the same manner as received by directors seated on the Board). The IFC Observer may provide to IFC any information that the IFC Observer receives from the Company, and may provide periodic reports to IFC. IFC and the IFC Observer (without prejudice to the preceding sentence) shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which IFC or the IFC Observer shall become privy by reason of provision (collectively, the “Confidential Information”); provided, that IFC and the IFC Observer may disclose Confidential Information to any officer, employee or representative of IFC or legal counsel, rating agency, accountants or representatives for IFC (each of the foregoing persons, a “Permitted Disclosee”). IFC shall be permitted to disclose such Confidential Information to other members of the World Bank Group. IFC and the IFC Observer shall only use the Confidential Information for purposes of monitoring and evaluating IFC’s investment in the Company. The foregoing confidentiality provisions shall not, however, be applied to any information that is generally available to the public or that is or has been made known or disclosed to IFC or the IFC Observer by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, that the Board may exclude the IFC Observer from attendance at such meetings or access to such information if the Board determines that doing so is necessary for reasons of material conflicts of interest as determined in good faith by the Board or to protect highly confidential information or to preserve attorney-client privilege. The Company covenants that, consistent with Section 3.9 of the Shareholders’ Agreement, it will indemnify the IFC Observer to the maximum extent that the Company indemnifies members of the Board, and the Company will not take any action to amend its Charter to prohibit the Company from complying with such obligation. IFC may remove the IFC Observer at any time and shall be entitled to nominate another IFC Observer in place of any IFC Observer so removed. In the event of the resignation, retirement or vacation of office of the IFC Observer, IFC shall be entitled to designate another IFC Observer in place of such IFC Observer.

(b)	Within twenty-four (24) months after the date of this Agreement, the Board shall constitute and maintain the following committees whose members shall all be Directors: (i) the audit committee; and (ii) the nominations committee; and (iii) the compensation committee, and the IFC Observer shall be permitted to attend all meetings of these committees, subject to the proviso set forth in Section 2.01(a) above. Any financial audit of the Company must be in compliance with the Accounting Standards and approved by the audit committee.

Section 2.02    Removal/Resignation of IFC Observer. IFC may remove the IFC Observer at any time and shall be entitled to nominate another Person as the IFC Observer in place of any IFC Observer so removed. In the event of the resignation, retirement or vacation of office of the IFC Observer, IFC shall be entitled to nominate another Person as the IFC Observer in place of such IFC Observer.

ARTICLE III

COVENANTS

Section 3.01    General Reporting Covenants.

(a)	The Company shall furnish to IFC the following information:

(i)	within ninety (90) days after the end of each Financial Year, annual financial statements (a balance sheet as of the end of such Financial Year and the related statements of income, shareholders’ equity and cash flows for the Financial Year then ended) for the Company and for each of its Subsidiaries on a consolidated and an unconsolidated basis, audited in accordance with the Accounting Standards and certified by the Auditors, along with a consolidating statement prepared by the Auditors, and a copy of all management letters delivered by the Auditors;

(ii)	within forty-five (45) days after the end of each quarter of each Financial Year, quarterly financial statements (a balance sheet as of the end of such quarter and the related statements of income, shareholders’ equity and cash flows for the quarter then ended) for the Company and for each of its Subsidiaries on a consolidated and an unconsolidated basis, prepared in accordance with the Accounting Standards;

(iii)	within fifteen (15) days after receipt thereof by the Company, any management letter or similar letter from the Auditors;

(iv)	no later than ten (10) days before each General Meeting, the notice, agenda and relevant meeting materials for the General Meeting;

(v)	no later than fifteen (15) days after each General Meeting, the minutes thereof reflecting decisions adopted at such meeting;

(vi)	simultaneously with delivery to the Directors and the IFC Observer, the notice, agenda and relevant materials sent to them for meetings of the Board;

(vii)	no later than thirty (30) days after each Board meeting, the minutes thereof reflecting decisions adopted at such meeting;

(viii)	no later than thirty (30) days before commencement of each Financial Year, the proposed annual business plan; and

(ix)	upon IFC’s request, a summary of all outstanding litigation, arbitration or other claims involving the Company or any of its Subsidiaries, including the total number of claims outstanding for each type of claim (e.g., labor, civil, tax), the number of new claims initiated in the period covered by such request, the number of claims resolved (either by settlement, judicial award or otherwise) in such period, the aggregate and average payment amounts agreed by settlement or awarded, the aggregate and average settlement or award payment amounts actually paid, the aggregate amount reserved by the Company for each type of claim, and any other relevant information about the Company’s outstanding claims.

(b)	Following a Listing, the covenants set forth in this Section 3.01 shall terminate and be of no further force or effect.

Section 3.02    IFC Policy Reporting Covenants.

(a)	The Company shall promptly notify IFC upon becoming aware of any: (i) litigation or investigations or proceedings against the Company or any of its Subsidiaries which have or may reasonably be expected to have a Material Adverse Effect; or (ii) any criminal investigations or proceedings against the Company or any director or officer of the Company, and any such notification shall specify the nature of the action or proceeding and any steps that the Company proposes to take in response to the same.

(b)	Upon IFC’s reasonable request or the CAO’s request (or IFC’s request on behalf or at the behest of the CAO) at any time, and with reasonable prior notice to the Company, the Company shall permit representatives of IFC and the CAO, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Company or its Subsidiaries is conducted;

(ii)	inspect any of the offices, branches and other facilities of the Company or its Subsidiaries;

(iii)	have access to the books of account and all records of the Company and its Subsidiaries; and

(iv)	have access to those employees and officers of the Company and its Subsidiaries who have or may have knowledge of matters with respect to which IFC or the CAO seeks information;

provided that: (A) in the case of representatives of the CAO, no such reasonably prior notice shall be necessary if special circumstances so require; (B) with respect to representatives of IFC only, the Company shall not be obligated pursuant to this Section 3.02 to provide access to any information that it reasonably considers, upon written advice of its legal counsel, to be a trade secret or similar confidential information; (C) the inspection rights contained in this Section 3.02 may be exercised by representatives of IFC only once during any twelve (12)-month period (but no such limitation applies to the representatives of the CAO); and (D) in the case of the representatives of the CAO, such access shall be for the purpose of carrying out the CAO’s Role.

(c)	The Company shall and shall ensure that each of its Subsidiaries shall:

(i)	within ninety (90) days after the end of each Financial Year, deliver to IFC the corresponding S&E Performance Report in the form attached as Schedule 3 (S&E Performance Report) hereto confirming compliance with the Action Plan, the social and environmental covenants set forth in this Agreement and Applicable S&E Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it, and including such information as IFC shall reasonably require in order to measure the ongoing development results of IFC’s investment in the IFC Shares, which information IFC may hold and use in accordance with IFC’s Access to Information Policy, dated January 1, 2012, which is available at http://ifcnet.ifc.org/intranet/ifcpolproc.nsf/AttachmentsByTitle/700101IFCPolicyDisclosureInformation_ Effective+Jan+1+2012/$FILE/700101IFCPolicyDisclosureInformation.pdf); and

(ii)	within three (3) days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, any material adverse social and/or environmental impact or any material adverse impact on the implementation or operation of the Company Operations in compliance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and the impact or effect arising or likely to arise therefrom, and the measures the Company or the relevant Subsidiary, as applicable, is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures.

(d)	The Company shall furnish to IFC, within ninety (90) days after the expiry of the insurance policy referred to in Section 3.03(f) (IFC Policy Covenants), a certificate from an Authorized Representative confirming that, as of the date of such certificate, the Company maintains the insurance policy required to be maintained pursuant to Section 3.03(f) (IFC Policy Covenants) and providing a detailed explanation of any material changes in such insurance policies.

(e)	Following a Listing, IFC may, by notice to the Company, elect not to receive any of the information described in this Section 3.02. In this case, the Company shall provide IFC with copies of all information publicly disclosed and/or filed, in compliance with the rules and regulations of any securities exchange or automated quotation system on which any of the Company’s securities are listed and any Applicable Law. If, upon a Liquidity Event, the rights set forth in this Section 3.02 survive such Liquidity Event pursuant to Section 5.01(a) or Section 5.01(b), and IFC does not elect not to receive any of the information described in this Section 3.02 in accordance with the first sentence in this Section 3.02(e), the exercise of the rights set forth in this Section 3.02 shall be subject to Applicable Law with respect to selective disclosure of information by publicly traded companies and to IFC entering into a confidentiality and standstill agreement reasonably acceptable to IFC and the Company or any successor entity thereto.

Section 3.03    IFC Policy Covenants.

(a)	Sanctionable Practices.

(i)	The Company hereby agrees that it shall not engage in (nor authorize or permit any Affiliate or any other Person acting on its behalf to engage in) any Sanctionable Practice with respect to the Company Operations;

(ii)	The Company further covenants that should it become aware of any violation of Section 3.03(a)(i), it shall promptly notify IFC; and

(iii)	If IFC notifies the Company of its concern that there has been a violation of Section 3.03(a)(i), the Company shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request.

(b)	Affirmative Covenants. The Company shall and shall ensure that each of its Subsidiaries shall:

(i)	implement the Action Plan and undertake the Company Operations in compliance with the Performance Standards and Applicable S&E Law; and

(ii)	periodically review the form of the S&E Performance Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to the Company Operations and revise the form of the S&E Performance Report, if applicable, with the prior written consent of IFC.

(c)	Negative Covenant. The Company shall not amend the Action Plan in any material respect without the prior written consent of IFC.

(d)	UN Security Council Resolutions. The Company shall not and shall ensure that each of its Subsidiaries shall not enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter. The Company shall ensure that no Person may become a holder of Equity Securities if such Person or any Affiliate of such Person is named on (A) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (B) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr).

(e)	Shell Banks. The Company shall not and shall ensure that each of its Subsidiaries shall not conduct business or enter into any transaction with, or transmit any funds through, a Shell Bank.

(f)	Insurance. The Company shall, at all times, maintain a directors and officers liability insurance policy, providing adequate and customary coverage with a financially sound and reputable insurer or insurers, and such policy shall at all times cover the IFC Observer to the full extent as it covers the Directors of the Company.

(g)	Prohibited Activities. The Company shall not, and shall ensure that each of its Subsidiaries shall not, engage directly or indirectly in any of the activities on the Exclusion List attached as Annex B or in a country that is not a member of the World Bank.

Section 3.04    Other Affirmative Covenants. The Company shall:

(a)	undertake its business, activities and investments, and cause each of its Subsidiaries to undertake their business, activities and investments, in compliance with Applicable Law; and

(b)	as soon as practicable, but in any event within eighteen (18) months of the Closing Date, adopt and maintain a policy, in form and substance satisfactory to IFC, designed to maximize the Company’s and its Subsidiaries’ ownership of Intellectual Property developed or acquired in the course of its operations, which policy shall require the Company to, commencing on the date such policy is adopted: (i) cause all material technological developments, patentable or unpatentable, inventions, discoveries or improvements by the Company’s or any of its Subsidiaries’ officers or employees to be documented in accordance with the appropriate professional standards; and (ii) cause all officers and key employees, and to the extent practicable, consultants of the Company and its Subsidiaries, to enter into non-disclosure and proprietary rights agreements in customary form, approved by the Board of Directors.

Section 3.05    Restricted Transfers. The Company shall, and shall cause its Subsidiaries to, refuse to effect or recognize: (a) any transaction involving a purported Transfer (as such term is defined in the Charter) of Equity Securities in the Company or of any Subsidiary to any of the individuals or entities named on (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter or (ii) the World Bank Listing of Ineligible Firms (each, a “Debarred Person”), or record or register any such Transfer of Equity Securities in the Company or such Subsidiary in the applicable share registry; or (b) any liquidation, dissolution, winding-up, merger, consolidation or other transaction that constitutes a Liquidity Event which would result in (1) the shareholders of the Company receiving equity securities of a Debarred Person or a Person that engages in activities set forth on the Exclusion List (or, with respect to the activities set forth in the second, third, fourth and fifth items on the Exclusion List (the “Specified Activities”), that engages primarily in such Specified Activities), or (2) the shareholders of the Company (if such shareholders includes IFC) and a Debarred Person or a Person that engages in the activities set forth on the Exclusion List (or, with respect to the Specified Activities, that engages primarily in such Specified Activities) being holders of any of the equity securities of the Company or a Subsidiary or any surviving or successor Person. After consummation of any admission of Equity Securities of the Company to listing on any securities exchange and/or to trading on any public market, this Section 3.05 shall not apply to a sale of Equity Securities of the Company on any open market. For sake of clarity, a retailer that engages in the Specified Activities but for which those Specified Activities do not constitute a majority of such retailer’s revenues shall not be considered to be a Person engaging primarily in such Specified Activities.

Section 3.06    Further Assurances. The Company shall exercise all such rights and powers as are available to it to take, or cause to be taken, such actions, and do, perform, execute and deliver, or cause to be done, performed, executed and delivered, all acts, deeds and documents necessary, proper or advisable to ensure compliance with and to fully and effectually implement the provisions of this Agreement and the other Transaction Documents, as promptly as reasonably possible.

ARTICLE IV

POLICY REPURCHASE OPTION

Section 4.01    Repurchase Option.

(a)	The Company hereby grants to IFC an option (the “Repurchase Option”) to sell to the Company, and the Company is obligated to purchase from IFC upon exercise of each such option, all the Repurchase Shares (as specified by IFC in the relevant Repurchase Notice) in accordance with the terms of this Agreement.

(b)	The Repurchase Option may be exercised by IFC by delivery to the Company of a Repurchase Notice at any time within one hundred twenty (120) days of the date upon which IFC becomes aware of the occurrence of a Repurchase Trigger Event.

(c)	The Repurchase Notice shall specify the number of Repurchase Shares (which shall be 100% of the IFC Shares as of the date of such Repurchase Notice), the Repurchase Price for those Repurchase Shares (and the basis for its determination of the Repurchase Price), the bank account into which the Repurchase Price shall be paid, the nature of the relevant Repurchase Trigger Event and the settlement date (the “Settlement Date”) for such repurchase (which shall be not less than ten (10) days nor more than sixty (60) days after the date of the Repurchase Notice).

(d)	On the Settlement Date: (i) the Company shall pay to IFC, into the bank account specified by IFC, the Repurchase Price set out in the Repurchase Notice in immediately available funds, without deduction whatsoever for any fees, taxes, duties, costs or other charges howsoever called unless such deduction is required pursuant to Applicable Law (including any laws or regulations with respect to IFC’s immunity from taxation and customs duties in the territories of IFC’s member countries); and (ii) IFC shall, after receipt of the Repurchase Price, transfer to the Company free of all liens and other encumbrances and rights of third parties the certificates, if any, evidencing title to the Repurchase Shares together with such instruments of transfer, if any, as required by the laws of the Country to effect the transfer. The Company hereby acknowledges that IFC is immune from all forms of taxation and customs duties, including withholding tax, in the territories of IFC’s member countries. Without prejudice to clause (i) of this Section 4.01(d), the Company will use commercially reasonable efforts to assist IFC, including by preparing necessary forms and other paperwork, to obtain the benefits of any immunity, exemption or relief from taxation to which IFC is entitled with respect to taxes imposed in respect of IFC’s ownership of shares in the Company. The Company further agrees that, at IFC’s request, it will use commercially reasonable efforts to make any filings and to take other actions to recover on IFC’s behalf any taxes withheld or paid which are recoverable, in each case with respect to taxes imposed in respect of IFC’s ownership of shares in the Company, but only to the extent that such filings may be made, or such withheld or paid taxes recovered by the Company, and cannot be legally filed, recovered or obtained, as the case may be, by IFC. If Company is required to withhold or deduct taxes, the Company agrees to provide IFC with 20 calendar days’ advance notice of any amounts to be withheld purportedly representing IFC’s tax liability.

(e)	For the avoidance of doubt, IFC shall be entitled to any dividends, distributions or return of capital relating to the Repurchase Shares which are the subject of the relevant Repurchase Notice which were declared or otherwise had a record date on or before the Settlement Date. To the extent that any such dividends, distributions or return of capital are paid to the Company, whether before or after the Settlement Date, the Company shall be deemed to hold such amounts in trust and for the benefit of IFC and shall promptly pay to IFC an amount equal to the amount of such dividends, distributions or return of capital so received by it.

(f)	Notwithstanding anything to the contrary in this Section 4.01, the Company shall be obligated to pay the Repurchase Price only if and when the Company has funds lawfully available for the repurchase of the Repurchase Shares.

ARTICLE V

TERM OF AGREEMENT

Section 5.01    Term of Agreement. Except as otherwise expressly set forth herein, this Agreement shall become effective as of the date on which IFC first subscribes for the IFC Shares and shall continue in force until the earlier of (i) such time as IFC no longer holds any IFC Shares or shares of any successor company or (ii) the occurrence of a Liquidity Event, at which point this Agreement shall terminate and be of no further force or effect; provided, that

(a)	solely in the case of a termination under the foregoing clause (ii), if the Liquidity Event is not a public offering of the Company or any successor entity thereto, the provisions of Section 2.01 (IFC Observer), Section 2.02 (Removal/Resignation of IFC Observer), Section 3.01 (General Reporting Covenants), Section 3.02 (IFC Policy Reporting Covenants), Section 3.03 (IFC Policy Covenants), Section 3.04 (Other Affirmative Covenants), Section 3.05 (Restricted Transfers) and Section 4.01 (Repurchase Option) shall survive the termination of this Agreement unless the sole consideration to IFC from such Liquidity Event is cash and/or Equity Securities of a highly liquid publicly traded stock that is listed on a major global exchange (in which case such provisions would not survive the Liquidity Event);

(b)	solely in the case of a termination under the foregoing clause (ii), if the Liquidity Event is a public offering of the Company or any successor entity thereto, the provisions of Section 3.02(b) (IFC Policy Reporting Covenants) and Section 3.03 (IFC Policy Covenants) shall survive;

(c)	in any case, the provisions of Article I (Definitions and Interpretation), Section 7.01 (Notices), Section 7.03 (English Language), Section 7.04 (Applicable Law and Jurisdiction), Section 7.06 (Announcements) and Section 7.10 (Expenses) shall survive the termination of this Agreement; and

(d)	the termination of this Agreement or cessation of effectiveness with respect to a Party shall be without prejudice to any Person’s accrued rights and obligations at the date of its termination and any legal or equitable remedies of any kind which may accrue in connection therewith.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01    Representations and Warranties. The Company hereby represents and warrants that each of the following statements is true, accurate and not misleading as of the date of this Agreement:

(a)	Organization and Authority. The Company is a legal entity duly organized and validly existing under the laws of its place of incorporation and has the corporate power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is party.

(b)	Validity. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized and executed by the Company and constitutes its valid and legally binding obligation, enforceable in accordance with its terms;

(c)	No Conflict. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party will not contravene: (i) any law, regulation, order, decree or Authorization applicable to the Company; (ii) any provision of the Company’s Charter; or (iii) any contractual restriction binding on or affecting the Company or any of the Company’s assets; and

(d)	Status of Authorizations. All Authorizations required for the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the performance of its obligations hereunder have been obtained and are in full force and effect.

Section 6.02    IFC Reliance. The Company acknowledges that it has made the representations and warranties in Section 6.01 (Representations and Warranties), with the intention of inducing IFC to enter into this Agreement and each of the other Transaction Documents to which it is a party and to make the IFC Subscription and that IFC has entered into this Agreement and each of the other Transaction Documents to which it is a party and made the IFC Subscription on the basis of and in full reliance on such representations and warranties.

ARTICLE VII

MISCELLANEOUS

Section 7.01    Notices.

(a)	Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 7.04 (Applicable Law and Jurisdiction), any such communication shall be delivered by hand, established courier service, facsimile or by e-mail (with delivery by hand or by courier service to follow, if the recipient is IFC) to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has from time to time designated by written notice to the other party hereto, and subject to clause (b) shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 7.01(b) below.

For the Company:

Netshoes (Cayman) Limited

Rua Vergueiro, 943, Liberdade

CEP: 01504-001

São Paulo SP, Brazil

Email: marcio@netshoes.com

Attention: Marcio Kumruian

With a copy to:

Flávio Franco

Legal Director

Email: flavio.franco@netshoes.com

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile: +1 (202) 522-3743

Email: SPetersen@ifc.org

Attention: Director, TMT, Venture Capital and Funds Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at:

Facsimile: +1 (202) 522-3064

(b)	Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 7.01 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 7.01(a); (ii) sent by established courier services within a country, three (3) Business Days after posting it; (iii) sent by established courier service between two countries, six (6) Business Days after posting it; (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine and (v) sent by email, upon receipt by the intended recipient.

Section 7.02    Saving of Rights.

(a)	The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Company shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Company, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of IFC which might prejudice such rights or remedies.

(b)	No course of dealing and no failure or delay by IFC in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 7.03    English Language. All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original.

Section 7.04    Applicable Law and Jurisdiction.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

(b)	For the exclusive benefit of IFC, the Company irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any legal action, suit or proceeding arising out of or relating to this Agreement, and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c)	For the exclusive benefit of IFC, the Company irrevocably also submits to personal jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Company in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d)	The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions, or applicable law.

(e)	The Company hereby designates, appoints and empowers, on an automatically renewing basis, Corporation Service Company, with offices currently located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(f)	As long as this Agreement remains in force, the Company shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Company shall keep IFC advised of the identity and location of such agent.

(g)	The Company also irrevocably consents to the service of such papers being made by mailing copies of the papers by registered United States air mail, postage prepaid, to the Company at its address specified pursuant to Section 7.01 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Company.

(h)	Service in the manner provided in Sections 7.04(e), (f) and (g) in any action, suit or proceeding will be deemed personal service, will be accepted by the Company as such and will be valid and binding upon the Company for all purposes of any such action, suit or proceeding.

(i)	The Company irrevocably waives to the fullest extent permitted by Applicable Law:

(i)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any other court in the United States of America or elsewhere; and

(ii)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.

(j)	To the extent that the Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)	The Company hereby acknowledges that IFC shall be entitled under Applicable Law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Company hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(l)	To the extent that the Company may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.04(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Company, or to post a bond or to take similar action, the Company hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m)	Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Company in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Company in any manner authorized by the laws of any such jurisdiction.

Section 7.05    Immunity. To the extent the Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

Section 7.06    Announcements.

(a)	The Company may not, nor shall it permit any of its Subsidiaries to, represent IFC’s views on any matter, or use IFC’s name in any written material provided to third parties, without IFC’s prior written consent.

(b)	The Company shall not, and shall ensure that its Subsidiaries do not:

(i)	disclose any information either in writing or orally to any Person which is not a party to this Agreement; or

(ii)	make or issue a public announcement, communication or circular,

about the IFC Subscription or the subject matter of, or the transactions referred to in, this Agreement or any other Transaction Document, including by way of press release, promotional and publicity materials, posting of information on websites, granting of interviews or other communications with the press, or otherwise, other than: (A) to such of its officers, employees and advisers as reasonably require such information in connection with IFC Subscription or to comply with the terms of this Agreement or any other Transaction Document; (B) to the extent required by law or regulation (including the rules of any stock exchange on which the Company’s or the relevant Subsidiary’s shares are listed); (C) to the extent required for it to enforce its rights under this Agreement; and (D) with the prior written consent of IFC. Before any information is disclosed or any public announcement, communication or circulation made or issued pursuant to this Section 7.06(b), the Company must consult with IFC in advance about the timing, manner and content of the disclosure, announcement, communication or circulation (as the case may be).

(c)	The Company shall expressly inform any Person to whom it or any of its Subsidiaries discloses any information under Section 7.06(b) of the restrictions set out in Section 7.06(b) with regard to disclosure of such information and shall procure their compliance with the terms of this Section 7.06 as if they each were a party to this Agreement as the Company, and the Company shall be responsible for any breach by any such Person of the provisions of this Section 7.06.

Section 7.07    Successors and Assigns. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement unless IFC gives its prior written consent.

Section 7.08    Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto.

Section 7.09    Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

Section 7.10    Expenses. If any action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.11    Entire Agreement. This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents. The Company and IFC acknowledge and agree that in the event of any conflict in interpretation or implementation between this Agreement and the Shareholders’ Agreement, the Shareholders’ Agreement shall control and the Company shall act in accordance with the Shareholders’ Agreement; provided, however, that in the event of an amendment to a provision of the Shareholders’ Agreement that creates a conflict with a provision of this Agreement, as determined in good faith by IFC in its sole and reasonable discretion, such amended provision shall not control with respect to this Agreement without the written consent of IFC to such amendment.

Section 7.12    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first written above.

NETSHOES (CAYMAN) LIMITED
By:	/S/ MARCIO KUMRUIAN
Name:	Marcio Kumruian
Title:

INTERNATIONAL FINANCE CORPORATION
By:	/S/ NIKUNJ JINSI
Name:	Nikunj Jinsi
Title:	Global Head, Venture Capital

Netshoes Policy Agreement

Signature Page

ANNEX A

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practice”, “Fraudulent Practice”, “Coercive Practice”, “Collusive Practice” and “Obstructive Practice” in the context of IFC operations.

1.	CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates Applicable Law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.	The World Bank Group[1] does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including a misrepresentation that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

[1]	The “World Bank” is the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries and the “World Bank Group” refers to the International Bank for Reconstruction and Development, the International Development Association, the International Finance Corporation, the Multilateral Investment Guarantee Agency, and the International Centre for Settlement of Investment Disputes.

INTERPRETATION

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) an act intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX B

EXCLUSION LIST

1.	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB, wildlife or products regulated under CITES.

2.	Production or trade in weapons and munitions.

3.	Production or trade in alcoholic beverages (excluding beer and wine).

4.	Production or trade in tobacco.

5.	Gambling, casinos and equivalent enterprises.

6.	Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

7.	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

8.	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

9.	Production or activities involving harmful or exploitative forms of forced labor/harmful child labor.

10.	Commercial logging operations for use in primary tropical moist forest.

11.	Production or trade in wood or other forestry products other than from sustainably managed forests.

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

[Letterhead of the Company]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, TMT, Venture Capital and Funds Department

IFC Investment No. 35490

Certificate of Incumbency and Authority

Reference is made to the Policy Agreement, dated [            ], between IFC and the Company (the “Policy Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Policy Agreement.

I, the undersigned Secretary of                                                  (the “Company”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the individuals [each]/[any two] of whom are, and will continue to be, authorized to take any action required or permitted to be taken, done, signed or executed under the Policy Agreement or any other agreement to which IFC and the Company may be parties.

Name*	Office	Specimen Signature

You may assume that any such individual continues to be so authorized until you receive written notice from an Authorized Representative of the Company that they, or any of them, is no longer so authorized.

Yours faithfully,
By
Name:
Title: Secretary

*	Designations may be changed by the Company at any time by issuing a new Certificate of Incumbency and Authority authorized by the board of directors of the Company where applicable.

SCHEDULE 2

ACTION PLAN

Action	Deliverable	Due Date
Policy: Netshoes will develop an overarching comprehensive environmental and social policy at the corporate level – to be approved by the board – and communicate it widely throughout the organization and to key stakeholders.	Approved environmental and social policy	July 30, 2015
Responsible Sourcing: Netshoes will establish a written policy and related procedures within the company’s management system for monitoring E&S issues in its primary supply chain on an ongoing basis.	Approved policy and procedures	September 30, 2015
Management Programs: Netshoes will formalize, based on the E&S policies and procedures to be developed at the corporate level, programs to manage waste generation and disposal, energy efficiency, and occupational health and safety for all of its units.	Draft plans to manage waste generation and disposal, energy efficiency, and occupational health and safety	July 30, 2015
Organizational Capacity and Competency: Netshoes will designate a senior company official (and if appropriate, a committee at the executive and/or board level) to serve as the focal point and principal coordinator of its E&S functions.	Name of designated official communicated to the IFC	February 28, 2015 COMPLETED
Emergency Preparedness and Life and Fire Safety: Netshoes will establish at the corporate and country level a system for monitoring each facility’s: (1) fire safety certificate; (2) emergency response plans; (3) crisis management and emergency response teams, and (4) the status of yearly trainings for emergency response staff.	Reporting table submitted to the IFC	July 30, 2015
Monitoring System: Under the ESAP Netshoes will establish at the corporate and country level a monitoring system (with regard to occupational health and safety, human resources, and environment), including E&S permits and licenses.	Evidence of a monitoring system submitted to the IFC	July 30, 2015
Grievance Mechanism: Netshoes will develop at the corporate level a formal procedure for receiving, managing, and processing external complaints in all countries in which it operates. The mechanism should include methods to (i) receive and register internal and external communications; (ii) screen and assess the issues raised and determine how to address them; (iii) provide, track and document responses, if any; and (iv) adjust the company’s practices as appropriate.	Draft procedure for such a mechanism received and judged acceptable by the IFC	September 30, 2015
Ongoing Reporting to Affected Communities: Netshoes will begin reporting publicly on an annual basis regarding the key risks, impacts, indicators, and other aspects of environmental and social performance (to cover calendar year 2015).	Report approved and released to the public	March 31, 2016
Workers Engaged by Third Parties: Netshoes will establish a written policy and related procedures for managing and monitoring the performance of employees of applicable third parties in relation to the requirements of Performance Standard 2.	Approved policy and related procedures	September 30, 2015
Security Personnel: Netshoes will develop a formal policy at the corporate level to clarify the circumstances under which armed security contractors are authorized to use their firearms or other deadly force, how Netshoes will maintain oversight of mandatory/periodic trainings for armed personnel, and what procedures Netshoes will follow in the event of any incidents.	Approved policy and related procedures	December 31, 2015

SCHEDULE 3

S&E PERFORMANCE REPORT

See attached.

NETSHOES

Format for Annual Environmental and Social Monitoring Report (AMR)

We confirm that we received and reviewed the Annual Environmental and Social Monitoring Report format for Netshoes operations. Please take this letter to confirm that:

- We acknowledge that we are to utilize this report format to prepare a consolidated annual environmental and social performance report to IFC for Netshoes inclusively and allied operations in Brazil, Argentina, and Mexico for the life of the IFC investment.
- We acknowledge that we may modify the report format to facilitate data presentation, better represent Netshoes operations, and report readability.
- We acknowledge that we may add to the report format to enhance clarity and to illustrate performance over time (e.g., charts, graphs, etc.).
- We will ensure that adequate data are collected at Netshoes facilities during each reporting year to facilitate completion and submittal of the monitoring report.
- We will prepare a separate status report to demonstrate compliance with the Environmental and Social Action Plan (ESAP) and to report on specific progress toward completion of individual tasks in the ESAP.
- We acknowledge that IFC may, in accordance with its Access to Information Policy, make public information of a non-confidential nature regarding the implementation of the ESAP, and that we will provide accurate and timely information to IFC.
- We acknowledge that IFC reserves the right to modify these reports to ensure complete, valid, and appropriate information exchange.

Signed on behalf of: **Netshoes**

By: Flávio Franco

Name: **Flávio Franco**
Title: Legal Director

cc: Transaction Leader and proxies; Investment Staff and proxies; iDesk Core Team Lawyer; IFC Corporate Relations Unit (CRU); CESI Sector Lead; CESI Lead Environmental & Social Specialist (LESS); and IFCDocs Disclosure Folder.

ESRS/ESAP and SII Approval Letter (Format Rev 30 January 2012) Page 2